                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated February 25,
1999, except for Note 10, as to which the date is      , 1999, in the
Registration Statement on Form S-1 and related Prospectus of Copper Mountain
Networks, Inc. expected to be filed on or about      , 1999.

  Our audits also included the financial statement schedule of Copper Mountain Networks, Inc. for the period March 11, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     , 1999
San Diego, California

-------------------------------------------------------------------------------

The foregoing consent is in the form that will be signed upon completion of certain events as described in Note 10 to the financial statements.

San Diego, California
February 26, 1999

                                          Ernst & Young LLP